UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 6, 2005

GigaBeam Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-50985	20-0607757
(Commission File Number)	(IRS Employer Identification No.)

470 Springpark Place, Suite 900, Herndon, VA  20170
(Address of Principal Executive Offices) (Zip Code)

(571) 283-6200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 3.02 Unregistered Sales of Equity Securities
Item 3.03 Material Modification to Rights of Security Holders
Item 5.03 Amendment to Articles of Incorporation

On May 6 and May 12, 2005, GigaBeam Corporation (the “Company”) sold an aggregate of 710 shares (the “Shares”) of its 10% Series A Redeemable Preferred Stock (“Preferred Stock”), with a stated value of $700 per Share, and 71,000 common stock purchase warrants (the “Warrants”) to accredited investors in the initial closings of a private financing (the “Financing”), for an aggregate purchase price of $500,550. Pursuant to the Certificate of Designation for the Preferred Stock filed with the Secretary of State of the State of Delaware on May 10, 2005 (the “Certificate of Designation”), dividends on the Shares are payable, at the rate of 10% per year, semi-annually, in arrears, commencing November 15, 2005, in either, at the Company’s option, cash or shares (“Dividend Shares”) of the Company’s common stock (“Common Stock”) valued for such purpose at the volume weighted average per-share price of the Common Stock for the ten most recent trading days on which the Common Stock trades ending five business days prior to the applicable dividend payment date. In the event the Company conducts a subsequent financing with gross proceeds of $30 million or more (a “Qualified Financing”), holders of the Shares will have the right to exchange all or a portion of their then outstanding Shares into securities identical to those issued in the Qualified Financing, at an exchange rate per Share equal to the then-applicable redemption price of the Shares. Prior to the completion of a Qualified Financing, the outstanding Shares are redeemable, at the Company’s option, at any time on or after May 14, 2005, and, following the completion of a Qualified Financing, any Shares still outstanding are mandatorily redeemable, in accordance with the terms of the Certificate of Designation. Upon any liquidation, dissolution or winding up of the Company, the holders of the then outstanding Shares will be entitled to receive, in preference to the holders of the Common Stock, an amount equal to the aggregate stated value of their Shares plus all accrued and unpaid dividends thereon. Each Warrant is exercisable to purchase one share of Common Stock (collectively, the “Warrant Shares”) at an exercise price of $7.00 per share until January 28, 2011 and has the same anti-dilution, cashless exercise and redemption features as the warrants issued by the Company in its $2.5 million note financing in January and February 2005 (the “February Warrants”). The Company has undertaken to file, at its expense, on or prior to June 30, 2005, and thereafter cause effectiveness of, a registration statement (the “Registration Statement”) covering the: (i) resale by the investors in the Financing of the Warrants, the Warrant Shares and Dividend Shares; (ii) the issuance by the Company of the Warrant Shares to any purchasers of the Warrants in the open market, and (iii) the issuance by the Company of any Dividend Shares. The Company has also agreed to use its best efforts to have the Warrants listed together with the February Warrants as one class of publicly traded warrants on the OTC Bulletin Board (different from the Company’s existing class of warrants currently trading on the OTC Bulletin Board under the symbol “GGBMW”) promptly following the effectiveness of the Registration Statement. The Company paid a placement agent fees of $57,563.25. The Shares and Warrants were issued in the Financing without registration under the Securities Act of 1933, as amended (the “Act”), in reliance upon the exemptions from registration provided under 4(2) of the Act and Regulation D promulgated thereunder. The issuances did not involve any public offering; the Company obtained representations from the investors regarding their investment intent, experience and sophistication; the investors either received or had access to adequate information about the Company in order to make informed investment decisions; the Company reasonably believed that the investors were sophisticated within the meaning of Section 4(2) of the Act; and the Shares and Warrants were issued with restricted securities legends.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GigaBeam Corporation
(Registrant)

By:	/s/ Caroline Baldwin Kahl
Caroline Baldwin Kahl
Vice President and Corporate Counsel

Date: May 12, 2005

EXHIBIT INDEX

Exhibit No.	Description of Document

3.1	Certificate of Designation of the 10% Series A Redeemable Preferred Stock of GigaBeam Corporation.

4.1	Form of Private Warrant Certificate

10.1	Form of Subscription/Registration Rights Agreement between GigaBeam Corporation and each Investor